Contract:	Mark E. Secor
Chief Financial Officer
Phone:	(219) 873-2611
Fax:	(219) 874-9280
Date:	September 22, 2021

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Increases Quarterly Dividend by 15.4% to $0.15 per Share

Michigan City, Indiana, September 22, 2021 (GLOBE NEWSWIRE) – Horizon Bancorp, Inc. (NASDAQ GS: HBNC) announced that its Board of Directors approved a 15.4% increase in its quarterly cash dividend from $0.13 to $0.15 per share.

Horizon’s quarterly dividend will next be payable on October 22, 2021 to common stockholders of record as of October 8, 2021.

“This will be the company’s second dividend increase of 2021 and its ninth over the last 10 years, reflecting the strength and profitability of our business, and further enhancing what we believe is the compelling value proposition presented by Horizon’s recent share price,” Chairman and CEO Craig M. Dwight said. “Horizon’s balance sheet, efficient operations, asset quality and commercial and consumer relationships have allowed us to continue generating meaningful retained earnings, building cash, and enhancing capital, all of which enable us to continue our uninterrupted 30–year record of paying quarterly cash dividends while maintaining a payout ratio aligned with profitability.”

With the increase, annual dividends of $0.60 represent a payout ratio of 31.3% of the last 12 months’ diluted earnings per share, as well as a dividend yield of 3.61%, based on the September 21 closing share price for Horizon common stock. Horizon has approximately 15 future quarters of cash on hand at the holding company level to cover the $0.15 dividend and interest on all debt.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets. Horizon’s convenient digital and virtual tools are used by customers for a majority of their transactions with the bank, together with its Indiana and Michigan locations. Horizon’s retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Commercial lending represents over half of total loans outstanding with a primary focus on in–market sponsors, and Horizon also provides a comprehensive array of business banking and treasury management services. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth, and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward–looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward–looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward–looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “expect,” “pro forma,” “intend,” “plan,” “believe,” “will,” “should,” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward–looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its most recent annual and quarterly reports on Form 10–K and Form 10–Q. Further, statements about the effects of the COVID–19 pandemic on our business, operations, financial performance, and prospects may constitute forward–looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward–looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us. Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward–looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

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